December 5, 2002

New England Business Service, Inc.
500 Main Street
Groton, Massachusetts 01471

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of New England Business Service, Inc. and subsidiaries for the periods ended September 28, 2002 and September 29, 2001, as indicated in our report dated October 22, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended September 28, 2002, are being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP


Boston, Massachusetts


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